                                  EXHIBIT 5.1

                 [Letterhead of Bodman, Longley & Dahling LLP]

                                 March 27, 1997

Meadowbrook Insurance Group, Inc.
26600 Telegraph Road, Suite 300
Southfield, Michigan 48034

Dear Sirs:

     You have requested our opinion in connection with a Registration Statement on Form S-3 to be filed by Meadowbrook Insurance Group, Inc. (the "Company") with the Securities and Exchange Commission for registration pursuant to the Securities Act of 1933, as amended, of 500,000 shares of Company Common Stock, par value $.01, to be issued in connection with the Meadowbrook Insurance Group, Inc. Stock Plan, a Direct Stock Purchase and Dividend Reinvestment Plan (the "Plan").

     As counsel for the Company we are familiar with the Plan, and with the corporate proceedings relating thereto. Based thereon, it is our opinion that the 500,000 shares of Company Common Stock, par value $.01 registered for purchase under the Plan, upon the issuance and delivery of such shares in accordance with and pursuant to the terms of the Plan, will be legally issued, fully paid and non-assessable, provided, in the case of original issue shares (if any), the Company receives as consideration an amount at least equal to the par value thereof.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part thereof.

                                          Very truly yours,

                                          BODMAN, LONGLEY & DAHLING LLP

                                          /s/ Barbara Bowman Bluford

                                          By: Barbara Bowman Bluford, a partner